UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

September 14, 2009

ULTICOM, INC.

(Exact name of registrant as specified in its charter)

New Jersey	0-30121	22-2050748
State or Other Jurisdiction of Incorporation or Organization	(Commission File Number)	I.R.S. Employer Identification No.

1020 Briggs Road,

Mount Laurel, New Jersey

08054

(Address of Principal Executive Offices)

(Zip Code)

Registrant's telephone number, including area code: (856) 787-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)	Compensatory Arrangements of Certain Officers.

On September 14, 2009, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Ulticom, Inc. (the “Company”) approved payments to the holders of certain expired options to purchase shares of the Company’s common stock. The options had been granted to employees for compensatory purposes and expired on August 2, 2009 (the “Expiration Date”). Due to the pendency of the Company’s restatement, the employees did not have an opportunity to exercise the options prior to the Expiration Date. The Committee approved payments to four employees in respect of such options, including one of the Company’s executive officers, James Johnston, Senior Vice President – Operations of the Company, who received $74,672.49 in respect of 30,001 shares underlying expired options. The aggregate amount paid by the Company in respect of options expiring on the Expiration Date was $126,142.52. The payments made by the Company for the expired options were based on the difference between the average price at which the common stock of the Company was trading for the five days prior to the Expiration Date and the exercise price per share of the options of $0.50, plus an amount intended to compensate the employee for the Company’s inability to fully adjust the exercise price of the options (originally $3.97) upon payment of the special dividend of $4.58 per share on April 20, 2009. The distribution of the payments is conditioned upon the receipt from each employee of a waiver of their respective rights to bring an action against the Company in respect of the expired options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTICOM, INC.

Date: September 15, 2009	By:	/s/ Mark Kissman
		Name:	Mark Kissman
		Title:	Chief Financial Officer